AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2013.

SECURITIES ACT FILE NO. 333-191583

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM N-14
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

PRE-EFFECTIVE AMENDMENT NO.  1
POST-EFFECTIVE AMENDMENT NO.  [  ]

CITY NATIONAL ROCHDALE FUNDS
(FORMERLY CNI CHARTER FUNDS)

(Exact Name of Registrant as Specified in Charter)

400 North Roxbury Drive
Beverly Hills, California 90210

(Address of Principal Executive Offices) (Zip Code)

(800) 708-8881

(Registrant’s Area Code and Telephone Number)

William J. Souza, Esq.
400 North Roxbury Drive
Beverly Hills, California 90210

(Name and Address of Agent for Service)

With Copies To:

Michael Glazer
Bingham McCutchen LLP
355 South Grand Avenue
Los Angeles, California 90071

Approximate Date of Proposed Public Offering:  As soon as practicable after this Registration Statement is declared effective.

The Registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of Securities Being Registered:
Institutional Class shares and Class N shares

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 is being filed for the sole purpose of delaying the effectiveness of the Registrant’s previously filed initial Registration Statement filed on Form N-14 (File No. 333-191583) on October 4, 2013. This Pre-Effective Amendment incorporates by reference the information contained in Parts A, B and C of the initial Registration Statement on Form N-14 (File No. 333-191583) under the Securities Act of 1933, as filed with the Commission on October 4, 2013.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Beverly Hills, and State of California, on the 31st day of October, 2013.

CITY NATIONAL ROCHDALE FUNDS

By:	/s/ Garrett D’Alessandro
Garrett D’Alessandro
President, Chief Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Garrett D’Alessandro	President & Chief	October 31, 2013
Garrett D’Alessandro	Executive Officer

/s/ Eric Kleinschmidt	Controller & Chief	October 31, 2013
Eric Kleinschmidt	Operating Officer

/s/ Irwin G. Barnet*	Trustee	October 31, 2013
Irwin G. Barnet

/s/ Vernon C. Kozlen*	Trustee	October 31, 2013
Vernon C. Kozlen

/s/ William R. Sweet*	Trustee	October 31, 2013
William R. Sweet

/s/ James R. Wolford*	Trustee	October 31, 2013
James R. Wolford

/s/ Daniel A. Hanwacker*	Trustee	October 31, 2013
Daniel A. Hanwacker

/s/ Jay C. Nadel*	Trustee	October 31, 2013
Jay C. Nadel

/s/ Andrew S. Clare*	Trustee	October 31, 2013
Andrew S. Clare

/s/ Jon C. Hunt*	Trustee	October 31, 2013
Jon C. Hunt

* By:	/s/ Garrett D’Alessandro
Garrett D’Alessandro, Attorney-in-Fact, pursuant to Power of Attorney